Consent of Independent Registered Public Accounting Firm

LivePerson, Inc.
New York, New York

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (No. 333-112019, 333-112018, 333-136249 and 333-147929) and Forms S-8 (No. 333-245808, 333-234676, 333-229495, 333-224059, 333-34230, 333-147572, 333-159850, 333-168945, 333-194590 and 333-219573) of LivePerson, Inc. of our reports dated March 8, 2021, relating to the consolidated financial statements and the effectiveness of LivePerson, Inc.’s internal control over financial reporting, which appear in this Annual Report on Form 10-K.

/s/ BDO USA, LLP

New York, New York
March 8, 2021